EXHIBIT 99.01

GAMING PARTNERS INTERNATIONAL CORPORATION (NASDAQ: GPIC)

Gerard Charlier, Chief Executive Officer at 702/384-2425

John Foley, Foley/Freisleben LLC at 213/955-0020

GAMING PARTNERS INTERNATIONAL CORPORATION ANNOUNCES
APPROVAL FOR LISTING ON NASDAQ NATIONAL MARKET

LAS VEGAS, Nev. (March 9, 2005) - Gaming Partners International Corporation (Nasdaq: GPIC) today announced that its application for listing on the NASDAQ National Market (NMS) has been approved.  The company’s common stock, which currently trades on the NASDAQ SmallCap Market, will commence trading on the NASDAQ-NMS on March 10, 2005. The company’s stock ticker symbol will remain as “GPIC.”

Gerard P. Charlier, President and CEO, stated,  “We are pleased to have achieved the requirements for the NMS listing and we believe trading on NMS will allow us to increase the liquidity of our stock and increase the visibility of GPIC.  It is an important achievement and milestone for GPIC, resulting from our continued growth and leadership in the casino table game supply industry.”

Mr. Charlier also added: “We believe that the NASDAQ NMS listing will serve to increase awareness in the investment community about GPIC, strengthen our investor base, and expand the potential for the number of investors in our stock.  Furthermore, the company’s NMS listing prospectively enhances our exposure among certain brokerage firms and institutional investors for which the National Market is a preference or a regulatory requirement.  This listing requires fulfillment of more stringent listing requirements than from the NASDAQ SmallCap Market including: a minimum stock bid price, minimum market capitalization, certain shareholders’ equity requirements, and required minimum number of market makers, etc..”

-more-

GPIC – APPROVAL FOR LISTING ON NASDAQ-NMS/2-2-2-2

About the Company

Gaming Partners International Corporation manufactures and supplies casino chips, table layouts, playing cards, dice, gaming furniture, wheels, table accessories and other products that are used with casino table games such as blackjack, poker, baccarat, craps and roulette.  GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis, Mexico; and Atlantic City, New Jersey.  GPIC sells its casino products directly to licensed casinos throughout the world.  For additional information about GPIC, visit our web site at www.gpigaming.com.

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